Exhibit 10.21

Old Dominion Freight Line, Inc.

Performance Incentive Plan

January 1, 2009

Old Dominion Freight Line, Inc.
Performance Incentive Plan

1.	Purpose

The purpose of the Old Dominion Freight Line, Inc. Performance Incentive Plan, as it may be amended (the “PIP Plan”), is to provide selected employees of Old Dominion Freight Line, Inc. or an affiliate thereof (collectively, the “Company”, unless the context otherwise requires) with awards (“awards”) in the form of cash bonuses based upon attainment of preestablished, objective performance goals, thereby promoting a closer identification of the participating employees’ interests with the interests of the Company and its shareholders, and further stimulating such employees’ efforts to enhance the efficiency, profitability, growth and value of the Company.

2.	Plan Administration

The PIP Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company or a subcommittee of the Committee. To the extent required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee shall be comprised of at least two members who are “outside directors” as defined in Code Section 162(m) and related regulations. In addition to action by meeting in accordance with applicable laws, any action of the Committee with respect to the PIP Plan may be taken by a written instrument signed by all of the members of the Committee, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. Subject to the terms of the PIP Plan, the Committee shall have full authority in its discretion to take any action with respect to administering the PIP Plan. Without limiting the foregoing, the Committee has full authority in its discretion to take any action with respect to the PIP Plan including but not limited to the authority (i) to determine all matters relating to awards, including selection of individuals to be granted awards and all other terms, conditions, restrictions and limitations of an award; and (ii) to construe and interpret the PIP Plan and any related documents, to establish and interpret rules and regulations for plan administration and to make all other determinations deemed necessary or advisable for administering the PIP Plan. The Committee’s authority to grant awards and authorize payments under the PIP Plan shall not restrict the authority of the Committee to grant compensation to employees under any other compensation plan or program of the Company. Any decision made, or action taken, by the Committee in connection with the administration of the PIP Plan shall be final, binding and conclusive. Notwithstanding the foregoing, the Committee may delegate the administration of the PIP Plan to one or more of its designees, including specified officers of the Company, but only with respect to matters which would not affect the deductibility under Code Section 162(m) of compensation paid under the PIP Plan to covered employees, as such term is defined in Code Section 162(m) and related regulations (“Covered Employees”), and provided that such delegation is in accordance with applicable laws, rules and regulations. In the case of any such delegation, references to the “Committee” herein shall include such designee or designees, unless the context otherwise requires. No member of the Board or the Committee shall be liable for any action, determination or decision made in good faith with respect to the PIP Plan or any award paid under it. The members of the Board and the Committee shall be entitled to indemnification and reimbursement in the manner provided in the Corporation’s articles of incorporation or by law.

3.	Eligibility

The Participants in the PIP Plan (individually, a “participant,” and collectively, the “participants”) shall be those employees of the Company who are designated from time to time as participants by the Committee. Eligible participants shall be selected to participate on an annual or other periodic basis as determined by the Committee. With respect to those participants who are Covered Employees, such designation shall be made during the first 90 days of each performance period and before 25% of the relevant performance period has passed (or otherwise made at such time and on such terms as will ensure that the award will, to the extent practicable, qualify as “performance-based compensation” for purposes of Code Section 162(m)). Participation in the PIP Plan for any one performance period does not guarantee that an employee will be selected to participate in any other performance period. (For the purposes of the PIP Plan, “performance period” shall mean a period established by the Committee during which performance shall be measured to determine if any payment will be made under the PIP Plan. A performance period may be coincident with one or more months of a fiscal year of the Company.)

Non-employee service providers and non-employee directors are not eligible to participate.

4.	Nature of Awards

Awards granted under the PIP Plan shall be in the form of cash bonuses.

5.	Awards

(a) Grant of Awards: At the time performance objectives are established for a performance period or performance periods as provided in Section 5(b) herein, the Committee also shall assign to each participant a participation factor applicable for the particular performance period. A participant’s award, if any, shall be earned based on the attainment of written performance objectives approved by the Committee for a specified performance period, as provided in Section 5(b) herein. In the case of awards granted to Covered Employees, such performance objectives shall be established by the Committee (i) while the outcome for the performance period is substantially uncertain, and (ii) prior to the earlier of (A) 90 days after the commencement of the performance period to which the performance objective relates or (B) 25% of the relevant performance period has elapsed (or otherwise at such time and upon such terms as to ensure that the award will, to the extent practicable, qualify as “performance-based compensation” for purposes of Code Section 162(m)). During any performance period, no participant may have a maximum participation factor limitation in excess of the limitation stated in Section 5(d) herein, nor shall the total award payable to all participants exceed the maximum amount payable as stated in Section 5(d) herein. The Committee may adjust awards as appropriate for partial achievement of goals, exemplary effort on the part of a participant and/or outside mitigating circumstances and may also make necessary and appropriate adjustments in performance goals; provided, however, that, except as may be otherwise provided in Section 7, no such adjustment shall be made to an award granted under the PIP Plan to a participant who is a Covered Employee if such adjustment would cause the award to fail to qualify as “performance-based compensation” for purposes of Code Section 162(m).

(b) Performance Objectives: For each performance period, the Committee shall establish one or more objective performance measures and specific goals for each participant and/or for each group of participants. The performance objectives established by the Committee shall be objective and based on the Company’s income before tax and the effects, if any, of a change in accounting principle, extraordinary items or discontinued operations (“IBT”). In addition, the performance objectives may be calculated without regard to extraordinary items, except as may be limited under Code Section 162(m) in the case of a Covered Employee.

(c) Earning of Awards: As soon as practicable after the end of the performance period, the Committee shall determine whether the performance goals for the performance period were achieved and, if so, the Committee shall determine the amount, if any, of the award earned by each participant and such award shall be paid in accordance with Section 5(e) herein (subject, however, to the limitation on awards stated in Section 5(d) herein).

(d) Maximum Award Payable to Participants: Other provisions of the PIP Plan notwithstanding, the maximum amount of the participation factor to determine cash awards that may be granted under the PIP Plan to any one participant in any one performance period shall not exceed 1.5% of IBT. In addition, the maximum amount of cash awards that may be granted under the PIP Plan to all participants in the aggregate for a performance period shall not exceed 15% of IBT.

(e) Payment of Awards: An award earned by a participant with respect to a performance period shall be paid to him or credited to his account as soon as practicable following the performance period and determination of the amount of the award, provided, that, with respect to participants who are Covered Employees, the Committee must certify in writing to what extent the performance factors were met and the amount, if any, that was earned by each Covered Employee. In any event, amounts payable under the PIP Plan will be paid no later than (i) the date that is 2-1/2 months after the end of the participant’s first taxable year in which the amount ceases to be subject to a substantial risk of forfeiture, or (ii) the date that is 2-1/2 months after the end of the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or shall otherwise be structured in a manner to be exempt from, or in compliance with, Code Section 409A. The Committee shall have the authority to make adjustments to awards and performance objectives upon the occurrence of certain unusual or nonrecurring events or other similar circumstances. The Committee shall not have the discretion to increase the amount of an award earned and payable pursuant to the terms of the PIP Plan to any participant who is a Covered Employee (except to the extent otherwise provided pursuant to Section 7 herein in the event of a change of control ). The Committee shall have the discretion to reduce or eliminate the amount of an award otherwise earned and payable pursuant to the terms of the Plan to any participant.

6.	Termination of Employment and Other Events; Covenants

Unless otherwise determined by the Committee, if a participant dies, retires, is assigned to a different position, is granted a leave of absence, or if the participant’s employment is otherwise terminated prior to payment of an award for a performance period, the participant will forfeit the incentive (and subsequent incentives). However, (i) the Committee has the discretion to determine whether awards will be paid or forfeited by the participant for a completed performance period, or a pro rata share of the participant’s award paid based on the period of actual participation, if the award would have become earned and payable had the participant’s employment status not changed; and (ii) with respect to Covered Employees, any such payment shall only be made following the completion of the performance period and only if (and to the extent that) the incentives would have otherwise been earned by the Covered Employee. The Committee may require a participant, as a condition to the grant or payment of an award, to have entered into agreements or covenants with the Company obligating the participant to not compete, to not interfere with the relationships of the Company with customers, suppliers or employees in any way, to refrain from disclosing or misusing confidential or proprietary information of the Company, and to take or refrain from taking such other actions adverse to the Company as the Committee may specify. The form of such agreements or covenants shall be specified by the Committee, which may vary such form from time to time and require renewal of the agreements or covenants, as then specified by the Committee, in connection with the allocation or payout of any award.

7.	Change of Control

(a) Notwithstanding any other provision in the PIP Plan to the contrary, in the event of a change of control, as defined in Section 7(b) herein, awards will continue to be made in accordance with the PIP Plan’s terms unless the employment of the participant or the PIP Plan is terminated. In addition, in the event that a participant has entered into an employment agreement, change in control agreement or similar agreement with the Company, the provisions of the PIP Plan shall not be construed to reduce in any way the benefits otherwise payable under such separate plan.

(b) For the purposes herein, for each participant, a “change of control” shall have the definition and will be deemed to have occurred on the earliest of the following dates which occurs after the Effective Date:

(i) the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, is or becomes (or publicly discloses that such person or group is or has become), directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding voting securities, provided, however, that the event described in this subparagraph (i) shall not be deemed to be a Change of Control by virtue of the beneficial ownership, or the acquisition of beneficial ownership, of voting securities by (A) any Person directly or indirectly controlled by the Company, including any employee benefit plan sponsored or maintained by the Company or by a person controlled by the Company; (B) any underwriter (as such term is defined in Section 2(a)(11) of the Securities Act of 1933) that beneficially owns voting securities temporarily in connection with an offering of such securities; (C) Earl E. Congdon or John R. Congdon, any of their lineal descendants including adoptive relationships, the spouse of any of the foregoing or any trust established by or for the benefit of the foregoing (unless the Board determines that such beneficial ownership creates a substantial threat to corporate policy or effectiveness); or (D) any Participant; or

(ii) the date when for any reason, including but not limited to as a result of a tender offer or exchange offer for the purchase of securities of the Company (other than such an offer by the Company for its own securities), or as a result of a proxy contest, merger, share exchange, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period constitute the Board, plus new directors whose election or nomination for election by the Company’s shareholders is approved by a vote of at least two-thirds (2/3) of the directors still in office who were directors at the beginning of such two-year period (“Continuing Directors”), cease for any reason during such two-year period to constitute at least two-thirds (2/3) of the members of the Board; or

(iii) the date the shareholders of the Company approve a merger, share exchange or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger, share exchange or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving or acquiring entity) at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or

(iv) the date the shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

8.	No Right to Employment

Nothing contained in this PIP Plan or any action taken pursuant to the PIP Plan shall be construed as conferring upon any participant the right or imposing upon him the obligation to continue in the employment of or service to the Company, nor shall it be construed as imposing upon the Company the obligation to continue the employment or service of a participant. Except as may be otherwise provided in the PIP Plan or determined by the Committee, all rights of a participant with respect to an award and distribution of any cash payment subject to an award shall terminate and be forfeited upon a participant’s termination of employment or service with the Company.

9.	Amendments

The Board may amend, discontinue or terminate the PIP Plan in whole or in part at any time, subject to (a) shareholder approval of any amendments to the PIP Plan if required by applicable laws, rules or regulations; and (b) participant consent if such action may adversely affect any award earned and payable under the PIP Plan at that time. However, notwithstanding the foregoing, the Board shall have unilateral authority to amend the PIP Plan and any award (without participant consent) to the extent necessary to comply with applicable laws, rules or regulations or changes to applicable laws, rules or regulations (including but in no way limited to Code Section 162(m) and Code Section 409A, related regulations and other guidance).

10.	Effective Date

The PIP Plan shall become effective on January 1, 2009, subject to the approval by the shareholders of the Company as required by Code Section 162(m) and related regulations, and continue until such time that it is terminated or suspended by the Board. To the extent required under Code Section 162(m), any awards under the PIP Plan granted prior to such shareholder approval shall be conditioned upon and shall be payable only upon approval of such performance criteria by the shareholders of the Company in accordance with the requirements of Code Section 162(m).

11.	Miscellaneous

(a) Offset and Recoupment: The Committee shall have authority (subject to any Code Section 409A considerations) to reduce the amount of any payment otherwise payable to a participant under the PIP Plan by the amount of any obligation of the participant to the Company that is or becomes due and payable and any compensation payable to a participant under the PIP Plan will be subject to any recoupment, “clawback” or similar Company policy, and, by becoming a participant in the PIP Plan, each participant will be deemed to have consented to such offset and recoupment restrictions.

(b) Withholding: Any tax required to be withheld by any government authority shall be deducted from each award.

(c) Nonassignability: Unless the Committee determines otherwise, awards and any other rights under the PIP Plan shall not be transferred, pledged or assigned, except by designation of a beneficiary or by will or the laws of intestate succession.

(d) No Trust; Unfunded Plan: The obligation of the Company to make payments hereunder shall constitute a liability of the Company to the participants. Such payments shall be made from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the participants nor their beneficiaries shall have any interest in any particular assets of the Company by reason of its obligations hereunder. Nothing contained in this PIP Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the participants or any other person or constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

(e) Impact of Plan Award on other Plans: Awards granted pursuant to the PIP Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company, unless either (i) such other plan, program or arrangement provides that compensation in the form of awards payable under the PIP Plan are to be considered as compensation thereunder, or (ii) the Committee so determines. The adoption of the PIP Plan shall not affect any other incentive or other compensation plans or programs in effect for the Company, nor shall the PIP Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company.

(f) Facility of Payments: If a participant or any other person entitled to receive an award under this PIP Plan (the “recipient”) shall, at the time payment of any such amount is due, be incapacitated so that such recipient cannot legally receive or acknowledge receipt of the payment, then the Committee, in its sole and absolute discretion, may direct that the payment be made to the legal guardian, attorney-in-fact or person with whom such recipient is residing, and such payment shall be in full satisfaction of the Company’s obligation under the PIP Plan with respect to such amount.

(g) Governing Law: The PIP Plan shall be construed and its provisions enforced and administered in accordance with the laws of the Commonwealth of Virginia, without regard to the principles of conflicts of laws, and in accordance with applicable federal laws.

(h) Compliance with Code Section 162(m): The Company intends that compensation under the PIP Plan payable to Covered Employees will, to the extent practicable, constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and related regulations, unless otherwise determined by the Committee. Accordingly, the provisions of the PIP Plan shall be administered and interpreted in a manner consistent with Code Section 162(m) and related regulations. If any provision of the PIP Plan or any award that is granted to a Covered Employee (in each case, other than payments to be made pursuant to Section 7 herein) does not comply or is inconsistent with the requirements of Code Section 162(m) or related regulations, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

(i) Adjustments: The Committee is authorized at any time during or after the completion of a performance period, in its sole discretion, to adjust or modify the terms of awards or performance objectives, or specify new awards, (i) in the event of any large, special and non-recurring dividend or distribution, recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, forward or reverse split, stock dividend, liquidation, dissolution or other similar corporate transaction, (ii) in recognition of any other unusual or nonrecurring event affecting the Company or the financial statements of the Company (including events described in (i) above as well as acquisitions and dispositions of businesses and assets and extraordinary items determined under generally accepted accounting principles), or in response to changes in applicable laws and regulations, accounting principles, and tax rates (and interpretations thereof) or changes in business conditions or the Committee’s assessment of the business strategy of the Company. Unless the Committee determines otherwise, no such adjustment shall be authorized or made if and to the extent that the existence of such authority or the making of such adjustment would cause awards granted under the PIP Plan to Covered Employees whose compensation is intended to qualify as “performance-based compensation” under Code Section 162(m) and related regulations to fail to so qualify.

(j) Compliance with Code Section 409A: To the extent possible, awards granted under the PIP Plan are designed to be exempt from (or comply with) Code Section 409A. The PIP Plan shall at all times be construed in a manner designed to comply with, or be exempt from, Code Section 409A and should any provision be found not in compliance with or exempt from Code Section 409A, the Plan and/or awards shall be amended as recommended by legal counsel to achieve compliance with, or an exemption from, Code Section 409A. Without in any way limiting the effect of the foregoing, (i) in the event that exemption from or compliance with Code Section 409A requires that any special terms, provisions or conditions be included in the PIP Plan or any award, then such terms, provisions and conditions shall, to the extent practicable, to be deemed to be made a part of the Plan or award, as applicable; and (ii) terms used in the PIP Plan or an award shall be construed in accordance with Code Section 409A if and to the extent required. In the event the participant is a “specified employee” (as determined in accordance with Company procedures and Code Section 409A requirements), a distribution due to separation from service may not be made before the date that is six months after the participant’s separation from service (or, if earlier, the date of the participant’s death). Furthermore, the first six months of any such payments of deferred compensation that are required to be paid in installments shall be paid at the beginning of the seventh month following the participant’s separation from service, and all remaining installment payments shall be made as would ordinarily have been made under the provisions of the PIP Plan or other applicable plan. The Committee has no responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any participant. Further, in the event that the PIP Plan or any award shall be deemed not to comply with Code Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents shall be liable to any participant or other persons for actions, decisions or determinations made in good faith.

(k) Restrictions on Awards: Notwithstanding any other PIP Plan provision to the contrary, the Company shall not be obligated to make any distribution of benefits under the PIP Plan or take any other action, unless such distribution or action is in compliance with applicable laws, rules and regulations (including but not limited to applicable requirements of the Code).

(l) Gender and Number: Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.

(m) Severability: If any provision of the PIP Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the PIP Plan, and the PIP Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(n) Binding Effect: The PIP Plan shall be binding upon the Company, its successors and assigns, and participants, their legal representatives, executors, administrators and beneficiaries.

This Old Dominion Freight Line, Inc. Performance Incentive Plan has been executed on behalf of the Company effective as of the 28th day of May, 2008.

OLD DOMINION FREIGHT LINE, INC.

By: /s/ David S. Congdon
President and Chief Executive Officer

Attest:

/s/ Joel B. McCarty, Jr.
Senior Vice President, General Counsel and Secretary